Exhibit 99(e)

KEYCORP STUDENT LOAN TRUST 2000-B
OFFICERS’ CERTIFICATE

Deutsche Bank Trust Company Americas, IT	KeyBank National Association
60 Wall Street, 26th Floor – MS NYC60-2606	800 Superior Avenue, 4th Floor
New York, NY 10005	Cleveland, Ohio 44114
Attn: Corporate Trust & Agency Group	ATTN: President, KER
Structured Finance	Phone: (216) 828-4293
Phone: (212) 250-8522	Fax: (216) 828-9301
Fax: (212) 797-8606

MBIA Insurance Corporation
113 King Street
Armonk, NY 10504
ATTN: Data Administration
Phone: (914) 765-3772
Fax:(914) 765-3810

Pursuant to Section 3.09 of the Indenture between KeyCorp Student Loan Trust 2000-B, as Issuer, and Deutsche Bank Trust Company Americas, successor in interest to Bankers Trust Company, as Indenture Trustee, dated September 1, 2000, the undersigned hereby certifies that (i) a review of the activities of the Issuer from January 1, 2004, through December 31, 2004, and of its performance under the Indenture has been made, and (ii) to the best of my knowledge, based on such review, the Issuer has fulfilled all its obligations under the Indenture throughout such period.

KEYCORP STUDENT LOAN TRUST 2000-B,

	By:	KeyBank National Association, successor in
interest to Key Bank USA, National
Association, as Administrator

Date: March 14, 2005		By:	/S/ DANIEL G. SMITH

		Name:	Daniel G. Smith
		Title:	Senior Vice President

		By:	/S/ KRISTA C. NEAL

		Name:	Krista C. Neal
		Title:	Vice President